Exhibit 99.1

OSI Systems Reports Second Quarter Fiscal 2008 Financial Results

HAWTHORNE, Calif.--(BUSINESS WIRE)--OSI Systems, Inc. (NASDAQ:OSIS):

-- Diluted Earnings Per Share of $0.20
-- Includes $2.1 million of Pre-Tax Restructuring Charges
-- Record Revenues of $164.2 Million
-- Record Backlog of Approximately $232 Million
-- Company Raises Fiscal 2008 Guidance

OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of specialized electronics products for critical applications in the Security and Healthcare industries, today announced operating results for its fiscal 2008 second quarter and first half ended December 31, 2007.

The Company reported record revenues of $164.2 million for the second quarter of fiscal 2008, an increase of $26.7 million, or 19%, from the $137.5 million reported for the second quarter of fiscal 2007. Net income for the second quarter of fiscal 2008 was $3.5 million, or $0.20 per diluted share, compared to a net loss of $(20.6) million, or $(1.23) per diluted share, for the comparable quarter of fiscal 2007.

For the six months ended December 31, 2007, the Company reported revenues of $295.2 million, an increase of $42.2 million, or 17%, from $253.0 million for the first half of fiscal 2007. The net income for the first half of fiscal 2008 was $1.4 million or $0.08 per diluted share, compared to a net loss of ($26.7) million, or ($1.60) per diluted share, for the first half of fiscal 2007.

For the three and six months ended December 31, 2007, the Company incurred impairment, restructuring and other charges of $2.1 million and $2.2 million, respectively, compared to $31.8 million for the comparable periods of fiscal 2007. Excluding the impact of these non-recurring charges, net income for the second quarter of fiscal 2008 would have been approximately $4.9 million or $0.27 per diluted share compared to a net loss of $0.5 million or $(0.03) per diluted share for the second quarter of fiscal 2007. Excluding the impact of these non-recurring charges, net income for the first half of fiscal 2008 would have been approximately $2.8 million or $0.16 per diluted share compared to a net loss of $6.2 million or $(0.37) per diluted share for the first half of fiscal 2007. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of non-recurring charges providing insight into the on-going operations of the Company.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are pleased to report improved operating results for each of our business divisions this quarter. The significant improvement in our earnings this quarter clearly demonstrates the efforts that we have undertaken to improve our performance is paying off. Although we are pleased with the results, we still have work to do as we progress on the previously announced implementation of approximately $8 million in annualized cost savings while continuing to look for operating efficiencies as we strive towards our long-term financial objectives.

Mr. Chopra continued, “For the quarter, the Company achieved record revenues led by a strong performance within our Security division in which revenues increased 44% compared to the second quarter of the previous fiscal year. Our Security division continues to see increased activity for the Cargo and Vehicle Inspection product lines. We also demonstrated the strength of our product development capabilities by launching the Rapiscan MVXi, a multi-view X-ray system for the passenger checkpoint inspection. This product has garnered considerable attention internationally and in late December we announced the receipt of our first order.”

In December 2007, the Company completed the buyback of the remaining 16% minority interest of its Healthcare division, Spacelabs Healthcare, Inc., which was previously listed on the London AIM exchange. Commenting on the transaction, Mr. Chopra stated, “The buyback simplified our capital structure and sharpens our focus on the operating performance of the Healthcare division rather than on managing two public companies. Our Healthcare division reported record revenues and the impact of our restructuring activities can clearly be seen as operating income for the quarter improved by $7.6 million year over year. We remain on track to open our new Healthcare manufacturing facility in China this quarter which we anticipate will improve gross margins beginning in fiscal 2009 for the Healthcare business.”

As of December 31, 2007, the Company had a record backlog of $232 million compared to $224 million as of September 30, 2007, an increase of $8 million.

Fiscal Year 2008 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company raised its previously published revenue and earnings guidance for fiscal 2008. Revenue guidance is increased from $580 - $595 million to $590 - $605 million while earnings guidance is raised from $0.60 to $0.75 per diluted share to $0.65 - $0.77 per diluted share, excluding the impact of impairment, restructuring and other one-time charges.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00 a.m. PT (12:00 p.m. ET), today to discuss its results for the second quarter and first half of fiscal 2008. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 11:00 a.m. PT (2:00 p.m. ET) until February 19, 2008. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘38432957’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about the size and effect of its cost-cutting measures, steps being taken to improve profitability and future revenues. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that cost-cutting measures will ultimately result in savings that are in line with current expectations, that the Company will achieve profitability or that future revenues predictions will ultimately prove accurate. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES Consolidated Statements of Operations (in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Revenues	$137,458	$164,194	$252,987	$295,207
Cost of goods sold	98,177	105,193	175,209	192,096
Gross profit	39,281	59,001	77,778	103,111

Operating expenses:
Selling, general and administrative	38,290	39,105	74,879	75,316
Research and development	11,215	11,725	22,034	21,454
Impairment, restructuring, and other charges	21,543	2,114	21,543	2,199
Other operating expenses		--
Total operating expenses	71,048	52,944	118,456	98,969

Income (loss) from operations	(31,767)	6,057	(40,678)	4,142

Interest expense	(1,267)	(1,281)	(2,281)	(2,489)
Interest income	95	113	236	232
Other income	74	-	-	-

Income (loss) before provision for income taxes and minority interest	(32,865)	4,889	(42,723)	1,885
Provision (benefit) for income taxes	(12,106)	1,721	(15,285)	666
Minority interest	146	312	784	194
Net income (loss)	$(20,613)	$3,480	$(26,654)	$1,413

Diluted income (loss) per share	$(1.23)	$0.20	$(1.60)	$0.08

Weighted average shares outstanding - diluted	16,747	17,675	16,708	17,597
Condensed Consolidated Balance Sheets (in thousands)

	June 30,	December 31,
	2007	2007
Assets
Cash and cash equivalents	$15,980	$14,128
Accounts receivable, net	140,483	150,754
Inventories	120,174	148,608
Other current assets	38,002	39,342
Total current assets	314,639	352,832

Non-current assets	136,844	149,003
Total	$451,483	$501,835

Liabilities and Stockholders' Equity
Bank lines of credit	$16,775	$13,509
Current portion of long-term debt	5,744	5,042
Accounts payable and accrued expenses	83,749	116,881
Other current liabilities	49,630	43,368
Total current liabilities	155,898	178,800

Long-term debt	25,709	47,902
Other long-term liabilities	13,849	16,777
Total liabilities	195,456	243,479
Minority interest	8,815	1,049
Shareholders' equity	247,212	257,307
Total	$451,483	$501,835
SEGMENT INFORMATION (in thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Revenues - by Segment Group:
Security division	$44,388	$63,875	$85,435	$112,680
Healthcare division	62,737	67,863	110,968	124,461
Optoelectronics and Manufacturing division including intersegment revenues
	39,590	44,693	73,868	81,065
Intersegment revenues elimination	(9,257)	(12,237)	(17,284)	(22,999)
Total	$137,458	$164,194	$252,987	$295,207

Operating income (loss) - by Segment Group:
Security division (i)	$(30,023)	$871	$(31,811)	$175
Healthcare division	(1,350)	6,242	(5,613)	7,293
Optoelectronics and Manufacturing division	2,923	3,114	6,734	4,453
Corporate	(3,826)	(3,986)	(10,145)	(7,465)
Eliminations	509	(184)	157	(314)
Total	$(31,767)	$6,057	$(40,678)	$4,142

(i) Includes non-recurring impairment, restructuring and other charges of $31.2 million and $1.9 million for the three and six months ended December 31 2006 and 2007 respectively.

CONTACT:
OSI Systems, Inc.
Jeremy Norton, 310-349-2372
Vice President, Investor Relations & Business Development